Enzon Board of Directors Appoints Executive Committee

Jeffrey Buchalter Steps Down as CEO of Enzon

BRIDGEWATER, N.J. -- February 22, 2010 -- Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced that Jeffrey Buchalter has resigned as Chief Executive Officer and Director of Enzon, effective immediately, and has been replaced by a newly formed executive committee of the Board. This new committee will be chaired by Alex Denner, Ph.D., Chairman of the Board, and include Directors Richard Mulligan Ph.D. and Rolf Classon.  The Committee will serve the functions of the Chief Executive for the Company until such time as a Chief Executive Officer is named.  The Committee will also serve as the search committee. Mr. Buchalter has served on Enzon’s Board of Directors since 2004 and as CEO since January 2005.

“With the sale of the specialty pharmaceutical business in January of this year, the Company is now exclusively focused on its pipeline,” said Dr. Denner.  “We believe Enzon is well positioned to continue advancing its promising development programs.  The Board of Directors is committed to seeing that the Company reaches its full value potential.”

About Enzon

Enzon Pharmaceuticals, Inc is a biopharmaceutical company dedicated to the development of important medicines for patients with cancer.  The Company's drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform and the Locked Nucleic Acid technology.  Enzon's PEGylation technology was used to create a royalty revenue stream from licensing partnerships for other products developed using the technology. Further information about Enzon and this press release can be found on the Company's web site at www.enzon.com.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should,” "potential," "anticipates," "plans" or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements.  Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing.  A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2008.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Contact

Enzon Pharmaceuticals, Inc.
Craig Tooman, 908-541-8777
EVP, Finance and Chief Financial Officer